Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-174348 – Amendment No.2) and related Prospectus of PDI, Inc. for the registration of common stock, preferred stock, debt securities, warrants, and units and to the incorporation by reference therein of our report dated March 22, 2011, with respect to the consolidated financial statements and schedule of PDI, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

                         /s/ Ernst & Young LLP

MetroPark, NJ July 6, 2011